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                                                                    EXHIBIT 23.4


                          CONSENT OF A.G. EDWARDS & SONS, INC.

We consent to the reference to A.G. Edwards & Sons, Inc. and to A.G. Edwards & Sons, Inc. fairness opinion dated July 30, 1997 in the Registration Statement and Prospectus of Patina Oil & Gas Corporation relating to the offer and sale of up to 8,625,000 shares of common stock of Patina Oil & Gas Corporation.


                                                By:    /s/ Douglas E. Reynolds
                                                       -------------------------
                                                Name:  Douglas E. Reynolds
                                                Title: Vice President -
                                                       Investment Banking


St. Louis, Missouri
Date:  September 8, 1997